Exhibit 10.21

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

LOAN TERM SHEET

This Loan Term Sheet, dated July 10, 2026, incorporates all of the terms of the Master Digital Currency Loan Agreement (“Agreement”) entered into by AVALANCHE TREASURY COMPANY LLC (“Borrower”) and GALAXY DIGITAL LLC (“Galaxy” or “Lender”) on June 30, 2026, as amended from time to time, and the following specific Loan terms:

Borrower:	AVALANCHE TREASURY COMPANY LLC

Lender:	GALAXY DIGITAL LLC

Loan Effective Date:	July 10, 2026

Borrowed Asset:	USD

Borrow Amount:	10,000,000

Borrow Fee:	10.5%

Loan Type:	Term Loan

Maturity Date:	January 10, 2027

Initial Collateral Level:	180%

Collateral Type:	AVAX (including AVAX staked in accordance with the Staking Mechanics below)
Staking Allocation:

Up to seventy-five percent (75%) of the AVAX Collateral may be staked at any time (the “Staked Collateral”); at least twenty-five percent (25%) shall be held unstaked, unbonded and immediately liquid at all times (the “Liquid Reserve”). See Staking Mechanics below.

Margin Call Rate:	170%

Urgent Margin Call Rate:	165%

Margin Refund Rate:	190%

Rehypothecation:	N/A – no rehypothecation; Collateral to be held in a segregated tri-party control account with Anchorage Digital Bank N.A.

Decline in Total Equity:	[Not Applicable]

Minimum Total Equity:	[Not Applicable]

STAKING MECHANICS

(a)Allocation; Custody. The Collateral shall be held in a segregated tri-party control account with Anchorage Digital Bank N.A., as qualified custodian (“Custodian”), pursuant to a tri-party control agreement among Borrower, Lender and Custodian that preserves Lender’s first-priority security interest and control rights under the Agreement. Of the AVAX comprising the Collateral, up to seventy-five percent (75%) may be staked at any time with a validator operated by or for Borrower (the “AVAT Validator”) (such staked portion, the “Staked Collateral”), and at least twenty-five percent (25%) shall at all times be held unstaked, unbonded and immediately available (the “Liquid Reserve”) to satisfy margin calls, recall/redelivery obligations, liquidation remedies, or other liquidity requirements under the Agreement. Borrower shall not initiate, renew or extend any staking transaction if doing so would cause the Liquid Reserve to fall below twenty-five percent (25%) of the AVAX Collateral or impair Lender’s rights or remedies under the Agreement or the tri-party control agreement.

(b)Staking Rewards. All staking rewards, distributions, or other yield generated by or attributable to the Staked Collateral shall accrue to, and be the sole property of, Borrower; provided that (i) for purposes of calculating Collateral Level, Margin Call Rate, Urgent Margin Call Rate, and Margin Refund Rate, staking rewards shall be included in the value of the Collateral as they accrue (whether or not yet distributed, unbonded, or withdrawable), based on Custodian’s records or, if Custodian reporting is unavailable or delayed, the validator’s published reward rate applied to the Staked Collateral balance, and (ii) no staking rewards may be withdrawn from the tri-party account if such withdrawal would cause a Margin Call, Urgent Margin Call, or breach of the Liquid Reserve requirement. [Business/Credit/Legal to confirm reporting mechanics with Anchorage and finalize valuation methodology.]

(c)Staking Window. The period during which new staking transactions may be initiated with respect to the Staked Collateral (the “Staking Window”) shall be determined by the Loan Type as follows:

(i)Open Loan (Evergreen). If the Loan Type is Open Loan, the “Recall Period” means the period between Lender’s Recall Request Date and the applicable Recall Delivery Date under the Agreement, or any longer recall period expressly specified in this Loan Term Sheet. The Staking Window for any new, renewed or extended staking transaction shall equal the Recall Period minus one (1) day. Borrower may re-stake or initiate new staking transactions with respect to the Staked Collateral only if no recall, redelivery, termination or repayment notice has been issued by either party under the Callable Option or other termination provisions of the Agreement. From and after issuance of any such notice, (x) no new, renewed or extended staking transaction shall be initiated with respect to any portion of the Collateral, and (y) any Staked Collateral then subject to an active staking transaction shall be unbonded and made fully liquid before the applicable Recall Delivery Date, Redelivery Date, or other date on which the Collateral must be returned or released, as applicable.

(ii)Term Loan. If the Loan Type is Term Loan, the Staking Window for any new, renewed or extended staking transaction shall equal the period from the Loan Effective Date to the Maturity Date (the “Loan Tenor”) minus one (1) day. No new, renewed or extended staking transaction shall be initiated after expiration of the Staking Window, and each staking transaction must be scheduled, taking into account any applicable network, validator and Custodian unbonding or processing periods, so that all AVAX Collateral is unbonded, unstaked and fully liquid no later than the day immediately preceding the Maturity Date.

(d)No Rehypothecation. Staking of the Staked Collateral in accordance with this section shall not constitute rehypothecation of the Collateral for purposes of the Agreement. Neither Lender nor Custodian shall rehypothecate, pledge, lend, sell, transfer or otherwise dispose of the Collateral except as expressly permitted by the Agreement, this Loan Term Sheet, or the tri-party control agreement. The Staked Collateral and the Liquid Reserve shall at all times remain subject to the tri-party control agreement with Custodian referenced in paragraph (a) above.

(e)Margin Call Top-Ups. Notwithstanding any provision of the Agreement permitting other forms of Additional Collateral, any additional collateral posted by Borrower to satisfy a Margin Call, Urgent Margin Call, or other top-up obligation with respect to this Loan shall be posted solely in liquid AVAX, credited to the Liquid Reserve, and held unstaked and unbonded. Such additional AVAX shall not be eligible for staking under this section unless and until Lender otherwise agrees in writing and, after giving effect to such staking, the Liquid Reserve and applicable Collateral Level requirements remain satisfied.

AVALANCHE TREASURY COMPANY LLC		GALAXY DIGITAL LLC

By:	/s/ Laine Litman	By:	/s/ Nazia Siddiqi
Name:	Laine Litman	Name:	Nazia Siddiqi
Title:	COO	Title:	Managing Director, Head of Credit Risk of